September 3, 2009

Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7010
Washington, DC 20549

Re: CoConnect, Inc.

Gentlemen:

We refer to the Form 8-K dated August 12, 2009 of CoConnect, Inc. We have read Item 4.01 of such Form 8-K and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

Pollard Kelley Auditing Services, Inc.

/s/  Pollard Kelley Auditing Services, Inc.
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